Exhibit 99.2
Abercrombie & Fitch
March 2010 Sales Release
Call Script
This is Eric Cerny, Manager of Investor Relations for Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended April 3, 2010. Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the five-week period ended April 3, 2010, were $275.4 million, a 19% increase from net sales of $231.3 million for the five-week period ended April 4, 2009. March comparable store sales increased 5%. Total Company direct-to-consumer net merchandise sales increased 45% to $27.9 million. Total Company international net sales, including direct-to-consumer net sales, increased 112% to $45.8 million.
Abercrombie & Fitch comparable store sales increased 10% for the month. Men’s comps were up by a mid-teen; women’s comps were up by a mid single digit.

Abercrombie & Fitch
March 2010 Sales Release
Call Script
For abercrombie kids, comparable store sales increased 12% for the month. Guys comps were up by a mid-teen; Girls comps were up by a high single digit.
Hollister comparable store sales decreased 1% for the month. Dudes comps were up by a mid single digit; Bettys comps were down by a mid single digit.
Across all brands, average unit retail decreased 14%. Adjusted for product selling mix, the like for like reduction in AUR was somewhat greater. Net sales for the month reflect a reduction of approximately $11 million for the face value of complimentary gift cards issued but not yet redeemed or expired. Within the month, same store sales were significantly stronger in week five, reflecting the Easter shift, which is expected to have an adverse effect on April same store sales.
From a merchandise classification standpoint across all brands, knit tops, woven shirts and graphics were stronger categories for men’s. For women’s, dresses, graphics and woven shirts were stronger categories while sweaters and knit tops were weaker categories.

Abercrombie & Fitch
March 2010 Sales Release
Call Script
On a regional basis, the UK was the strongest performing region while Canada and the Midwest US regions were the weakest. Within the US, flagship and tourist stores significantly outperformed the non-tourist stores.
The Company will release its April sales results on Thursday, May 6, 2010 and first quarter earnings on Tuesday, May 18, 2010.
Thank You.

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